                               ADMINISTRATION AGREEMENT


    THIS AGREEMENT is made as of this 1st day of October, 1997, by and Graver, Bokhof, Goodwin & Sullivan, an Illinois limited partnership (the "Adviser"), and Sunstone Financial Group, Inc., a Wisconsin corporation ("Sunstone").

    WHEREAS, Universal Capital Investment Trust, a Massachusetts business trust (the "Trust") is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") currently consisting of one investment portfolio: the Universal Capital Growth Fund (the "Fund");

    WHEREAS, pursuant to an Investment Advisory Agreement, the Adviser serves as the manager and investment adviser for the Fund;

    WHEREAS, pursuant to the Investment Advisory Agreement, the Adviser, at its own expense, furnishes the following services and facilities to the Trust: The Adviser (i) furnishes continuously an investment program of the Fund, (ii) determines (subject to the overall supervision and review of the Board of Trustees of the Trust (the "Trustees")) what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested, and (iii) makes changes on behalf of the Trust in the investments of the Fund. The Adviser also manages, supervises, and conducts the other affairs and business of the Trust and the Fund and matters incidental thereto, subject always to the control of the Trustees and to the provisions of the Declaration of Trust and Bylaws and the Act. The Adviser furnishes the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service for managing the affairs and investments of the Trust. These services are exclusive of the necessary services and records of any dividend disbursing agent, transfer agent, registrar, custodian or fund accounting agent; and

    WHEREAS, the Adviser and Sunstone desire to enter into an agreement pursuant to which Sunstone shall provide on behalf of the Adviser certain administration services for the Fund.

    NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.  APPOINTMENT

    The Adviser hereby appoints Sunstone as administrator for the Fund for the period and on the terms set forth in this Agreement. Sunstone accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


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2.  SERVICES AS ADMINISTRATOR

    (a) Subject to the direction and control of the Adviser and utilizing information provided or caused to be provided by the Adviser and its agents, Sunstone will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for, prepare and file with respect to the Fund Notices to the Securities and Exchange Commission (the "Commission") required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) prepare for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust's custodian or transfer agent, subject to review and approval of the Trust and the Trust's independent accountants; (4) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act; (5) prepare, with the assistance of the Trust's legal counsel, the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto; (6) determine and periodically monitor the Fund's expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;
(7) monitor the amount of the Trust's fidelity bond required by the Act and make the necessary Commission filings related thereto; (8) from time to time as Sunstone deems appropriate, check the Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance); (9) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the Act; (10) prepare and/or file all documents to be filed with states to register and maintain the Fund's securities registration, including, without limitation, sales reports, updated prospectuses, Form U-1s; (11) develop with legal counsel and the secretary of the Trust, and the Adviser, an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes; (12) coordinate the preparation of other matters required to be reported to the board, including, without limitation, details of Rule 12b-1 payments, code of ethics compliance and broker commissions; (13) prepare Form 1099s for trustees and other fund vendors; (14) calculate dividend and capital gains distributions, subject to review and approval by the Trust and its independent accountants; and (15) generally assist in the Trust's administrative operations as mutually agreed to by the parties. The duties of Sunstone shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Sunstone hereunder.

    (b) The Adviser shall cause the officers, adviser, legal counsel, independent accountants and custodian for the Fund to cooperate with Sunstone and to provide Sunstone, upon request, with such information, documents and advice relating to the Fund and the Trust as is within the possession or knowledge of such persons, in order to enable Sunstone to perform its duties hereunder. In connection with its duties hereunder, Sunstone shall be entitled to rely, and shall be held harmless by the Adviser when acting in reliance, upon the instruction, advice, information or any documents relating to the Fund provided to Sunstone by a representative of the Adviser or the Trust or by any of the aforementioned persons. Fees charged by such persons shall be an expense of the Adviser. Sunstone shall be entitled to rely on any document which it reasonably believes to be genuine and to


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

have been signed or presented by the proper party. Sunstone shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Adviser or the Trust until receipt of written notice thereof from the Adviser or the Trust.

    (c) In compliance with the requirements of Rule 31a-3 under the Act, Sunstone hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Subject to the terms of Section 6, Sunstone further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by Sunstone on behalf of the Trust.

    (d) The Trust's Board of Trustees and the Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Trust's Registration Statement, as may be amended from time to time.


3.  FEES; DELEGATION; EXPENSES

    (a) In consideration of the services rendered pursuant to this Agreement, the Adviser will pay Sunstone a fee, computed daily and payable monthly, as provided in Schedule A hereto, plus out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Adviser or the Trust, programming and related expenses (previously incurred or to be incurred by Sunstone) in connection with providing electronic transmission of data between Sunstone and the Fund's other service providers, brokers, dealers and depositories, fees and expenses of pricing services, and photocopying, postage and overnight delivery expenses.

    (b) For the purpose of determining fees payable to Sunstone, net asset value shall be computed in accordance with the Trust's Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.


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

4.  PROPRIETARY AND CONFIDENTIAL INFORMATION

    Sunstone agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Fund and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Adviser, which approval may not be withheld where Sunstone may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust or the Adviser. Records and information which has become known to the public through no wrongful act of Sunstone or any of its employees, agents or representatives shall not be subject to this paragraph.


5.  REPRESENTATIONS

    The Adviser represents (i) that it is empowered under applicable laws, its Partnership Agreement, and all other relevant documents and agreements, to enter into and perform this Agreement, (ii) that all requisite proceedings have been taken by it and the Trust to authorize it to enter into and perform this Agreement.


6.  LIMITATION OF LIABILITY

    (a) Sunstone shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Sunstone shall not be liable for any action taken or omitted to be taken in accordance with instructions received by Sunstone or from an officer or representative of the Trust or the Adviser or any of those persons identified in Section 2(b).

    (b) Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.


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

7.  TERM

    (a) This Agreement shall become effective as of the date hereof and, unless terminated as provided herein, shall continue in effect until September 30, 1998. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in for successive annual periods.

    (b) This Agreement may be terminated without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than sixty (60) days' written notice to the other party (which notice may be waived by the party entitled to the notice). This Agreement shall also terminate immediately upon the termination of the Investment Advisory Agreement between the Adviser and the Trust. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the parties. This Agreement shall not be assignable by either party without the written consent of the other party except that Sunstone may assign this Agreement to an affiliate with advance written notice to the Adviser.

    (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Trust, Sunstone shall deliver the records of the Trust to the Adviser or person(s) designated by the Adviser and thereafter the Adviser or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust, and the Adviser requests Sunstone to provide services in connection therewith, Sunstone shall provide such services and be entitled to such compensation as the parties may mutually agree.


8.  NON-EXCLUSIVITY

    The services of Sunstone hereunder are not deemed to be exclusive.
Sunstone may render such services and any other services to others, including other advisers, administrators and investment companies. The Adviser recognizes that from time to time directors, officers and employees of Sunstone may serve as trustees, directors, officers and employees of other entities (including other investment companies), that such other entities may include the name of Sunstone as part of their name and that Sunstone or its affiliates may enter into administration or other agreements with such other entities.


9.  GOVERNING LAW; INVALIDITY

    This Agreement shall be governed by Wisconsin law. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


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

10. NOTICES

    Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Sunstone shall be sent to Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202, Attention Miriam M. Allison, and notice to the Adviser shall be sent to Graver, Bokhof, Goodwin & Sullivan, 100 South Wacker Drive, Suite 2100, Chicago, Illinois 60606-4002,
Attention: Andrew J. Goodwin III.


11.  COUNTERPARTS

    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.



                                       GRAVER, BOKHOF, GOODWIN & SULLIVAN
                                       (the "Adviser")


                                       By:  /s/  Andrew J. Goodwin
                                          -------------------------------------
                                            President



                                       SUNSTONE FINANCIAL GROUP, INC.
                                       ("Sunstone")


                                       By:  /s/  Miriam M. Allison
                                          -------------------------------------
                                            President


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

                                      SCHEDULE A
                                        TO THE
                               ADMINISTRATION AGREEMENT
                                    BY AND BETWEEN
                          GRAVER, BOKHOF, GOODWIN & SULLIVAN
                                         AND
                            SUNSTONE FINANCIAL GROUP, INC.



                                                                                    MINIMUM
NAME OF FUND            AVERAGE NET ASSETS                 ANNUAL FEES              ANNUAL

------------            ------------------                 -----------              ------

--------------------------------------------------------------------------------------------
Universal Capital
Growth Fund             Up to $50 Million                  17.0      basis points   ******

                        Over $50 Million to $100 Million   10.0      basis points
                        Over $100 Million                   0.05     basis points
--------------------------------------------------------------------------------------------


The annual fees are subject to an annual minimum fee of $20,000 for the first year of this Agreement, $30,000 for the second year of this Agreement, and $45,000 for the third year of this Agreement and each year thereafter. The minimum annual fee is subject to an automatic annual escalation of 5% beginning at the end of the third year of this Agreement and each year thereafter. Sunstone will notify the Adviser of each such escalation but no amendment of this Schedule A shall be required. The Adviser shall pay/reimburse Sunstone's out-of-pocket expenses as described in the Agreement. The foregoing fee schedule assumes a single class of shares for the Fund. If additional investment portfolios or classes are added, the terms, services and fees will be separately negotiated.


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